UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    October 25, 2005




                              Hibernia Corporation
             (Exact name of registrant as specified in its charter)




  Louisiana                          1-10294                     72-0724532
(State or other                    (Commission                 (IRS Employer
jurisdiction of                    File Number)              Identification No.)
incorporation)



313 Carondelet Street, New Orleans, Louisiana      70130
(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code: (504) 533-3333



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act
      (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
      (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01  Entry into a Material Definitive Agreement

         The Agreement and Plan of Merger between Capital One Financial Corporation ("Capital One") and Hibernia Corporation ("Hibernia"), as amended, permits Hibernia to pay pro rated bonuses prior to the closing of the merger of Hibernia into Capital One. On October 25, 2005, the Executive Compensation Committee of the Board of Directors of Hibernia Corporation (the "Committee") approved interim cash bonuses for the period from January 1 through November 16, 2005 assuming the closing of the merger takes place on November 16, 2005, to the President and Chief Executive Officer (the "CEO") and the other executive officers of Hibernia.

         The CEO's bonus was analyzed under a bonus plan that ties 70% of the bonus potential by formula to the achievement of the earnings per share ("EPS") as set forth in Hibernia's 2005 profit plan, provided that Hibernia maintains satisfactory soundness as defined by both (a) reserve coverage of nonperforming loans and (b) the leverage ratio, both as compared to Hibernia's peer group, over a twelve-month period. The target amount to which the CEO is eligible for this portion of his bonus is 70% of an amount that is equal to 75% of his salary in effect at the end of 2005. The actual quantitative amount is adjusted upward or downward from the target based on EPS results at year-end 2005 compared to EPS as reported for year-end 2004. The remaining 30% of the target is determined under this plan at the discretion of the Committee based upon subjective factors such as the CEO's impact on Hibernia's franchise value as well as other qualitative factors, including integrity, leadership, management of relationships with key groups (including industry regulators, institutional and other investors, customers, analysts and community leaders), financial and accounting controls, expense management and stock price for the year. Under this qualitative portion of the plan, the Committee may award more or less than the 30% target (subject to the requirement that the maximum bonus payable under the plan is $1 million). In assessing the interim bonus under this plan, the Committee considered earnings through September 30, 2005, adjusted for unusual and non-recurring charges, and EPS on an annualized and normalized basis. The Committee awarded the CEO a pro rata 2005 bonus through November 16, 2005 (assuming the merger with Capital One closes on November 16, 2005) of $700,000. It should be noted that because the CEO is entitled to a payment under his Employment Agreement with Capital One following the closing of the merger, which payment includes a payment under his Change of Control Agreement of an interim bonus for the portion of 2005 elapsed prior to the merger, the bonus awarded by the Executive Compensation Committee will be reduced by the amount of any interim 2005 bonus paid to the CEO by Capital One pursuant to his Change of Control Agreement.

         The Committee also approved interim bonus awards through November 16, 2005 (assuming the merger with Capital One closes on November 16, 2005) for Hibernia's executive officers under a management incentive bonus plan in which executive officers, senior officers and middle managers participate. The plan sets target incentive opportunities for eligible employees stated as a percentage of base salary. An incentive pool is established based on those targets, as adjusted for overall corporate performance. Bonuses for executive officers are set by the Committee based upon company, unit and individual performance. Bonuses for other participants are awarded by the participant's manager based upon unit and individual performance (and upon company performance in some cases). The interim bonus awards through November 16, 2005 (assuming the merger with Capital One closes on November 16, 2005) to the executive officers named in Hibernia's 2005 proxy statement are as follows: Randall E. Howard, President, Commercial Banking, $163,800; Paul J. Bonitatibus, President, Consumer and Business Banking, $169,792; Marsha M. Gassan, Senior Executive Vice President, Chief Financial Officer and Chief Credit Officer, $159,815; and Ron
E. Samford, Jr., Senior Executive Vice President and Chief Administrative Officer, $147,235 (which amount reflects the adjusted bonus amount awarded to Mr. Samford following the retroactive salary increase approved for him as described below). In addition, the Committee set the bonuses for the other executive officers and established the pool from which the bonuses will be allocated to other senior and middle managers as described above. It should be noted that because Mr. Howard is retiring at the consummation of the merger and at retirement will be entitled to a payment from Capital One under his Change of Control Agreement, which will include a pro rata bonus for the portion of 2005 that has elapsed prior to the merger, the bonus awarded by the Executive Compensation Committee will be reduced by the amount of any interim 2005 bonus paid to Mr. Howard by Capital One pursuant to his Change of Control Agreement.

         The Committee also approved salary increases for two executive officers, retroactive to September 1, 2005, to reflect the additional responsibilities assumed by those officers since that time. Those increases totaled a combined amount of $78,100 per annum for the two executive officers. Finally, by unanimous consent dated as of November 1, 2005, the Committee approved a salary increase of $20,000 per annum for Ron E. Samford, Jr., retroactive to September 1, 2005, to reflect the additional responsibilities assumed by him since that time and increased his interim bonus to the amount described above.
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        HIBERNIA CORPORATION
                                        (Registrant)


Date: November 3, 2005                  By:  /s/ Cathy E. Chessin
                                           ------------------------
                                                 Cathy E. Chessin
                                                 Executive Vice President,
                                                 Secretary and Corporate Counsel